Exhibit (a)(39)

Exhibit (a)(39)

Plaintiffs’ Motion for

Preliminary Injunction

Allergan, Inc., et al. v. Valeant Pharmaceuticals, Inc., et al.

Case No. 8:14-cv-01214-DOC (ANx)

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Summary of the Argument

Defendants violated Rule 14e-3

Valeant took substantial steps toward a tender offer before Pershing Square purchased almost 10 percent of Allergan

Pershing Square is not an “offering person”

Plaintiffs will suffer irreparable harm absent an injunction preserving the status quo

Unlawfully acquired shares should not be voted

Critical information must be disclosed before the vote

Summary of the Argument

The balance of hardships favors an injunction

Any harm to Defendants if an injunction is granted is substantially outweighed by the irreparable harm to Plaintiffs if an injunction is denied

The public interest strongly favors an injunction

Defendants’ unclean hands defense is a red herring

Plaintiffs have standing to bring these claims

Why Are We Here?

Serial acquirer Valeant wanted to acquire Allergan, but could not afford to do so on its own

Valeant and Pershing Square formed a plan to solve

Valeant’s problem:

Pershing Square got the opportunity to buy $4 billion in

Allergan stock knowing that a hostile bid at a higher price was imminent—when the rest of the market had no idea—and to make over $1 billion overnight

Valeant got a head start on its takeover effort by warehousing almost ten percent of Allergan’s stock in friendly hands, thereby deterring anyone else who might want to compete with Valeant for Allergan

How Did They Do It?

February 6, 2014: Valeant and Pershing Square meet

February 9: Valeant tells Pershing Square about its plan to take over Allergan

February 17-25: Valeant and Pershing Square negotiate the terms of their alliance

Their communications repeatedly contemplate a “tender offer” and a special meeting to replace the board

February 25: Valeant and Pershing Square enter into a relationship agreement and Pershing Square begins buying Allergan shares

February 25-April 21: Pershing Square buys 9.7 percent of Allergan for more than $4 billion

How Did They Do It?

April 21: Pershing Square publicly discloses its stake in Allergan April 22: Valeant announces its unsolicited proposal for Allergan; Pershing Square’s stake in Allergan shoots up by over $1 billion from its unaffected price June 3: Valeant announces its plan to replace a majority of Allergan’s board

June 17: Valeant announces its four-step plan

Launch tender offer

Hold special meeting to remove directors Replace the directors

Negotiate with replacement board to push through deal

June 18: Valeant launches tender offer

How Can That Be Legal?

“Warehousing” is “the practice by which bidders leak advance information of a tender offer to allies and encourage them to purchase the target company’s stock before the bid is announced.”

“[O]ne of the Commission’s purposes in proposing Rule 14e-3(a) was ‘to bar warehousing under its authority to regulate tender offers.’”

United States v. O’Hagan, 521 U.S. 642, 672 n.17 (1997).

That is exactly what Defendants did here.

Trading Ahead of a Tender Offer Is Unlawful

Rule 14e-3 provides –

If any person has taken a substantial step or steps to commence, or has commenced, a tender offer (the “offering person”), it shall constitute a fraudulent, deceptive or manipulative act or practice within the meaning of section 14(e) of the Act for any other person who is in possession of material information relating to such tender offer which information he knows or has reason to know is nonpublic and which he knows or has reason to know has been acquired directly or indirectly from . . . the offering person . . . to purchase or sell or cause to be purchased or sold any of such securities or any securities convertible into or exchangeable for any such securities or any option or right to obtain or to dispose of any of the foregoing securities, unless within a reasonable time prior to any purchase or sale such information and its source are publicly disclosed by press release or otherwise.

17 C.F.R. § 240.14e-3

Defendants Knew About Rule 14e-3

From the beginning of their collaboration, Defendants took great pains to make it look like:

Valeant had not taken substantial steps towards a tender offer, and

Pershing Square was not an “other person” in the tender offer

But the facts are the facts. They broke the law.

Ninth Circuit’s Test for Preliminary Injunction

Winter test:

(1) Plaintiff is likely to succeed on the merits

(2) Balance of hardships tips in plaintiff’s favor

Winter v. Natural Res. Def. Council, 555 U.S. 7, 20 (2008).

-or-

Serious questions test:

(1) There are serious questions going to the merits (2) Balance of hardships tips sharply towards plaintiff

Arc of Cal. v. Douglas, 757 F.3d 975, 983 (9th Cir. 2014).

Under either test:

(3) Likelihood of irreparable injury to plaintiff (4) Preliminary injunction is in the public interest

The Serious Questions Test

Defendants have not even addressed the

“Serious Questions” test

Serious questions are those “which cannot be resolved one way or the other at the hearing on the injunction and as to which the court perceives a need to preserve the status quo lest one side prevent resolution of the questions or execution of any judgment by altering the status quo.”

Gilder v. PGA Tour, Inc., 936 F.2d 417, 422 (9th Cir. 1991) (affirming preliminary injunction where lower court found “serious questions” propriety of board’s actions)

Alliance for the Wild Rockies v. Cottrell, 632 F.3d 1127, 1135 (9th Cir. 2011)

(reversing lower court’s denial of preliminary injunction, finding serious questions raised about validity of agency’s determination)

Substantial Steps

Substantial Steps: The Undisputed Steps

“Substantial Steps” Did Valeant take this step?

Meeting with investment bankers Yes

SEC v. Warde, 151 F.3d 42, 49 (2d Cir. 1998)

Meeting with legal counsel Yes

U.S. v. O’Hagan, 139 F.3d 641, 650 (8th Cir. 1998)

Retaining consulting firm Yes

SEC v. Mayhew, 121 F.3d 44, 48, 53 (2d Cir. 1997)

Engaging in due diligence of target company Yes

SEC v. Maio, 51 F.3d, 623, 636 (7th Cir. 1995) ; SEC v. Suman, 684 F.

Supp. 2d 378, 391 (S.D.N.Y. 2010)

Arranging for financing Yes

SEC v. Svoboda, 409 F. Supp. 2d 331, 341–42 (S.D.N.Y. 2006)

Meeting with public relations firms Yes

SEC v. Falbo, 14 F. Supp. 2d 508, 514, 525 (S.D.N.Y. 1998)

Retaining counsel to work on the proposed acquisition Yes

SEC v. Musella, 748 F. Supp. 1028, 1041 (S.D.N.Y. 1989)

Signing a confidentiality agreement Yes

SEC v. Ginsburg, 362 F.3d 1282, 1303-04 (11th Cir. 2004)

Substantial Steps: Actual Decision to Commence a Tender Offer Not Required

According to the SEC, a person can take a “substantial step” towards a tender offer without having made the decision to take the final step:

“Unlike the [earlier] November proposal, which was triggered by the determination by the bidder to make a tender offer . . . the prohibition of [the final] Rule 14e-3(a) will apply to the period from the accomplishment by the offering person of a substantial step or steps to commence a tender offer to the termination of the tender offer.”

Adopting Release for 14e-3: Plaintiffs’ Ex. 126, 45 Fed. Reg. at 60,413 n.33.

Substantial Steps: Actual Decision to Commence a Tender Offer Not Required

“This provision addresses the commentators’ concern with the difficulty of identifying when a person has actually determined to make a tender offer by replacing that standard with the one in the rule as adopted. The Commission believes that, although this standard is not totally objective, it provides a reasonable basis to identify when the prohibition of Rule 14e-3(a) would apply.”

Activities that “substantially facilitate the tender offer” are “substantial steps.”

Adopting Release for 14e-3: Plaintiffs’ Ex. 126, 45 Fed. Reg. at 60,413 n.33.

Substantial Steps: Actual Decision to

Commence a Tender Offer Not Required

No “decision” to make a tender offer is required for a court to find that substantial steps have been taken.

A company can take “substantial steps” towards a tender offer months before it “settle[s] on a tender offer as the form of the transaction.”

SEC v. Ginsburg, 362 F.3d 1292, 1303 (11th Cir. 2004).

“[C]ourts have held that a substantial step to commence a tender offer was taken where a company had not settled on the form of the merger.”

SEC v. Jacobs, No. 1:13-cv-01289-SO, at *12 (N.D. Ohio Aug. 15, 2014).

Substantial Steps: Actual Decision to Commence a Tender Offer Not Required

“These activities, which did result in a tender offer, were substantial steps for purposes of Rule 14e-3. Were it otherwise, liability could be avoided by taking care to tip only before the formal steps finalizing the acquisition are completed, leaving a substantial gap between the acquisition of inside information and the regulation of its disbursement.”

SEC v. Ginsburg, 362 F.3d 1292, 1304 (11th Cir. 2004); SEC v. Mayhew, 121 F.3d 44, 53 (2d Cir. 1997).

“What constitutes a substantial step must come before the disclosure about or commencement of a tender offer and must come early enough to allow Rule 14e-3 to protect investors from the opportunistic acquirers seeking to avoid the protections of the Williams Act.”

Choi Rep. ¶ 83.

Substantial Steps: Actual Decision to

Commence a Tender Offer Not Required

Defendants fail to cite any case where a court has found that a decision to make a tender offer is necessary to find a substantial step to commence a tender offer

Defendants cite:

SEC v. Maio, 51 F.3d 623, 636 (7th Cir. 1995)

SEC v. Warde, 151 F.3d 42, 49 (2d Cir. 1998)

But neither case holds that an actual decision to make a tender offer is necessary to trigger Rule 14e-3

Both cases focused on whether a pre-decision “meeting” was

“substantial,” not whether it related to a tender offer

Substantial Steps: Actual Decision to

Commence a Tender Offer Not Required

When substantial steps

Have unquestionably been taken to acquire a target company (through whatever means),

Would equally “facilitate” a tender offer, and

Are in fact followed by a tender offer,

Then the nexus can be found.

SEC v. Ginsburg, 362 F.3d 1292, 1304 (11th Cir. 2004).

Did Defendants Contemplate a Tender Offer?

Feb. 18: E-mail from Valeant counsel contemplates a tender offer

Feb. 25: Final relationship agreement contemplates a tender offer

Feb. 20: Draft of relationship agreement contemplates a tender offer

Feb. 15

Feb. 20

Feb. 25

Feb. 17: E-mail between Pershing counsel contemplates a tender offer

Feb. 23: Draft of relationship agreement contemplates a tender offer

Feb. 24: Draft of relationship agreement contemplates a tender offer

PS Fund 1 begins acquiring shares

If the Transaction Proceeds By “Tender Offer”

February 17: E-mail among Pershing Square and Valeant counsel contemplates a “tender offer”

Plaintiffs’ Exhibit 10

February 18: E-mail from Valeant counsel contemplates a “tender offer”

If Valeant Pursues a “Tender Offer”

February 20: Draft of Valeant-Pershing Square relationship agreement contemplates a “tender offer”

Plaintiffs’ Exhibit 88

February 23: Draft of Valeant-Pershing Square relationship agreement contemplates a “tender offer”

Plaintiffs’ Exhibit 90

If Either Party Launches a “Tender Offer”

February 24: Draft of Valeant-Pershing Square relationship agreement contemplates a “tender offer”

Plaintiffs’ Exhibit 82

February 25: Final relationship agreement contemplates a “tender offer”

Was a Tender Offer Contemplated?

Defendants admit they expected this to be hostile:

Knew there would be a poison pill

To remove the poison pill, would need to call a special meeting and change the board

To do that, would need to wage a proxy fight

To persuade the stockholders to remove the incumbent directors, Valeant knew it would have to put a firm offer on the table

Empirically, proxy fights to change the board almost always include a tender offer Defendants’ witnesses admit that this is one of the standard tools used in proxy fights

Valeant had itself done this in 2011

Steps to Tender Offer: Expecting a Hostile

Ackman testified that Pershing Square expected the deal to be hostile:

A. … you know, Allergan had … made it known … that they weren’t interested in Valeant and I felt that the incremental benefit of a meeting was very, very small because they had … [said] that we don’t want Valeant, we’re not interested in a merger.

…

A. … you know, clearly Allergan didn’t want to sell itself to

Valeant, they made that clear publicly…

Ackman Dep. (Plaintiffs’ Ex. 7) at 32:16-33:23, 41:17-42:7, 143:16-144:1.

Steps To Tender Offer: Expecting A Hostile

William Doyle, Senior Adviser at Pershing Square, testified that

Pershing Square expected the deal to be hostile:

Q. But you were contemplating that there was going to be a fight, right? A. Again, we didn’t know what the circumstance was going to be, so this is — we described a high likelihood of an unsolicited process. The very fact that they were contemplating working with us, with Pershing Square, means that the probability — again, if they were going to negotiate a board to board merger that was solicited or quietly negotiated, they — there wouldn’t be any need for Pershing Square to be in the mix. . . .

Doyle Dep. (Plaintiffs’ Ex. 6) at 164:22-165:7, 189:15-190:4.

Steps To Tender Offer: Call Special Meeting

Defendants’ own “Plan of Action” contemplated that a successful takeover would require calling a special meeting to replace

Allergan’s Board with directors who would support the takeover

Plaintiffs’ Ex. 85

(Feb. 16, 2014

“A MOE Update”):

Steps To Tender Offer: Call Special Meeting

Valeant CFO Howard Schiller testified that Pershing’s toehold investment gave Defendants a “head start” to calling a meeting:

Q. You also talked about a pro being — having a significant toehold investment in Allergan.

A. Uh-huh.

Q. What do you mean by a toehold investment?

A. Well, there was debate through discussion between us and Pershing as to how much capital they would commit, and — and to have a significant shareholding owned by Pershing, who would presumably be supportive of a combination, who would — who would help us in really two regards, one is a strong statement to the board, but also if we needed to go to the shareholder, we called a special meeting of shareholders, it would be a head start to getting the 25 percent.

Schiller Dep. (Plaintiffs’ Ex. 5) at 66:20-67:4.

Steps to Tender Offer: Remove the Board

Michael Pearson, CEO of Valeant, testified that “the plan all along” was to vote off the Allergan board:

Q. Did you end up making an approach to Allergan in this time period? A. We planned to and … in the end, decided not to approach Allergan. Q. Why not?

A. Because it was very clear through correspondence, analyst’s reports, and statements made by David Pyott that he had no interest exploring any combination with Valeant. . . .

A. … the plan all along was to go to shareholders. . . .

A. Getting to 10 percent was – or close to 10 percent without triggering any pill was important because in the end, we knew it would come down to, you know, voting the board off or not. . . .

A. We expected to take the offer directly to shareholders.

Pearson Dep. (Plaintiffs’ Ex. 1) at 27:13-16, 94:12-13; 97:20-23; 98:10-19.

Valeant’s Own Experience:

Hostile Deals Involve Tender Offers

In March 2011, Valeant attempted a hostile takeover of Cephalon,

Inc.—informing Cephalon stockholders that it was prepared to make a tender offer even though a poison pill was in place (Plaintiffs’ Ex. 143)

Defendants’ Expert:

Tender Offer Is Part of the Hostile Playbook

In the words of Robert Daines, one of Defendants’ experts:

Q. So let me ask you, in your experience, is announcing a tender offer one way to try to get a target board to come to the negotiating table, once a bear hug offer has been made?

A. Yes, a tender offer is one way to try to bring the target board to the negotiating table.

…

A. … a tender offer might serve as a signal of the bidder’s seriousness, or it might serve to signal the credibility of its offer…

Daines Dep. (Plaintiffs’ Ex. 141) at 27:24-28:15; 64:22-65:4.

Defendants’ Expert:

Tender Offer Is Part of the Hostile Playbook

In the words of Guhan Subramanian, one of Defendants’ experts:

Being imperfectly informed about the quality of the bidders, the shareholders might vote on the basis of the average quality of bidders, which might lead them to vote generally against bidders in proxy contests not backed by a firm acquisition offer. This argument is consistent with empirical evidence suggesting that proxy contests for control, without an accompanying tender offer, are seldom successful.

Bebchuk, Coates & Subramanian, The Powerful Antitakeover Force of Staggered

Boards, 54 STAN. L. REV. 887, 920-921 (2001-2002) (Plaintiffs’ Ex. 151).

Defendants’ Financial Advisor:

Tender Offer Is Part of the Hostile Playbook

In the words of Barclays, Valeant’s investment advisor:

Q. In the situations where Barclays was advising the bidder in connection with an unsolicited proposal, in how many of those proposed transactions did Barclays consider a tender offer as part of the tactics to achieve the transaction?

A. Tender offer is a tool amongst many in any M&A process, whether it is unsolicited or not. And so it is -- in our due course, we would always consider it. However, it is one amongst many tools that you always consider.

Mehta Dep. (Plaintiffs’ Ex. 157) at 17:11-17.

Defendants’ Financial Advisor:

Tender Offer Is Part of the Hostile Playbook

In the words of Barclays, Valeant’s Investment Advisor:

Q. On the advisory side, are there differences between the work

Barclays does in connection with a tender offer versus an unsolicited offer to the board for a potential merger?

A. A tender offer in the context of an unsolicited proposal is one of the tools and one of the options that is explored. The work that is done in the context of actually submitting an unsolicited proposal is a lot more expansive in scope. And I think the tender offer is kind of subsumed within all of that work as one of the possible tools.

Mehta Dep. (Plaintiffs’ Ex. 157) at 30:7-23.

Defendants’ Financial Advisor: Told No Tender Offer “At This Time”

Barclays witness testified that Barclays and Valeant discussed several possible “tools” for engaging with Allergan stockholders “directly” if Allergan refused to negotiate—including a proxy fight, consent solicitation and a tender offer But, he was told that Valeant was not contemplating a tender offer “at this time” . . . due to “the legality of the structure”

Mehta Dep. (Plaintiffs’ Ex. 157) at 30:7-23.

Plaintiffs’ Expert:

Hostile Deals Involve Tender Offers

Tender offers are part of the standard playbook

I conducted an empirical analysis of hostile or unsolicited takeover campaigns waged by hostile bidders in the United States since 2006

(the start of my database) where the target company was a public company with a market capitalization in excess of $1 billion at the time of the announcement of the takeover campaign but was not a

REIT (real-estate investment trust), and where I found evidence of a proxy contest… in twenty of the twenty-two (91%) hostile acquisitions involving proxy battles, I observe a tender offer being made or evidence that a tender offer was threatened or planned.

Mills Rep. ¶ 8.

Prof. Coffee:

“Co-Bidder” Label Is A Substantial Step

“If all that Pershing Square was doing was buying a stake in Allergan in the open market (and making a contingent equity investment in Valeant), the term “co-bidder” would not logically have been used. Inherently, the term implies not purchases in the open market, but a direct offer to shareholders . . . . [T]he act of signing up a ‘cobidder’ may inherently be a “substantial step” towards a tender offer.”

Professor John C. Coffee Jr., Allergan and the Odd Couple (Plaintiffs’ Ex. 114); see also Choi Rep. ¶ 81.

“Co-Bidder” Label Is A Substantial Step

February 18, 2014 e-mail exchange between Valeant and Pershing

Square’s Canadian counsel shows that the parties will call Pershing Square a “co-bidder” in the event of a tender offer (Plaintiffs’ Ex. 83):

Valeant: Willing to Launch a Tender Offer

Valeant’s draft “Q&A” prepared for announcement of its unsolicited offer confirms that a tender offer was contemplated

April 17 e-mail from Renee Soto, Valeant’s public relations consultant, to Valeant’s head of Investor Relations, Laurie Little (Plaintiffs’ Ex. 2):

If Valeant wasn’t contemplating a tender offer, why didn’t it just say so?

Ackman:

Assume We’re Familiar With Tender Offer

Investors asked Ackman and Pearson on April 22 (Plaintiffs’ Ex. 105) whether an exchange offer was coming

Q. And, is there an exchange offer to be launched? A. I think that anyone in the room who talks to a good

M&A attorney will understand, you’ll read the documents on the company, there are opportunities to call special meetings. There are opportunities for investors to launch various kinds of offers. You should assume that we’re familiar with all these various techniques.

Why didn’t Mr. Ackman just say “no”?

A Tender Offer Shows “Commitment”

Ackman testified:

a tender offer “shows a little more conviction to the arbitragers” (140:18-19)

decided to launch a tender offer “to show more definitiveness” (164:7-165:4)

arbitragers viewed a tender offer “as an incremental sign of commitment” (271:9-274:14)

“[The decision was made] in the context of what more we could do to increase the perception of commitment on the part of Valeant.” (274:8-11)

Ackman Dep. (Plaintiffs’ Ex. 7).

Valeant Commenced a Tender Offer in June

It is difficult to take seriously Defendants’ argument that they “did not consider making a tender offer”

(Opp. at 4) in February, or March, or April, when Valeant commenced a tender offer in June

Offering Person

Offering Person Is the Test

Offering person is the test for Rule 14e-3

Only an “offering person” may trade in the target’s stock ahead of a tender offer

Exceptions to insider trading rules are narrow—to avoid allowing the exception to swallow the rule

Valeant Is the Only “Offering Person”

From Valeant’s Form S-4 Registration Statement Q&A, p. 7 (July 22,

2014) (Plaintiffs’ Ex. 3)

Q: Who is Offering to Acquire My Shares of Allergan Common Stock?

A: The offer is being made by Valeant through Purchaser, a wholly owned subsidiary of Valeant[.]”). Only Valeant secured financing for the tender offer and only Valeant will be liable to its financiers

Pershing Square is not offering to buy anything from Allergan’s stockholders

What’s In A Name?

Defendants have referred to themselves as:

“Co-Bidders” (Feb. 17, 2014 e-mail between K&E and S&C (Ex. 10)) “Co-Proponents” (Ex. 27, Feb. 21 Valeant board minutes, p. 4 of 9)

“Co-Offerors” (Opp. at 4)

“Partners” (Ackman Dep. (Ex. 7) at 32:4-6)

“Joint Venturers” (Opp. at 33)

But None Of Those Is Relevant Under 14e-3

Disclosure Statute v. Insider Trading Rule: Different Terms, Different Definitions

“Bidder / Offeror”

The term bidder means any person who makes a tender offer or on whose behalf a tender offer is made: Provided, however,

That the term does not include an issuer which makes a tender offer for securities of any class of which it is the issuer;

17 C.F.R. § 240.14d-3.

The term offeror is defined in Item 1000(d) of

Regulation M-A as “any person who makes a tender offer or on whose behalf a tender offer is made.”

17 C.F.R. § 240.14d-100 (Plaintiffs’ Ex. 147).

“Offering Person” under Rule 14e-3

If any person has taken a substantial step or steps to commence, or has commenced, a tender offer (the “offering person”), it shall constitute a fraudulent, deceptive or manipulative act or practice within the meaning of section 14(e) of the Act for any other person who is in possession of material information relating to such tender offer which information he knows or has reason to know is nonpublic and which he knows or has reason to know has been acquired directly or indirectly…

17 C.F.R. § 240.14e-3.

Disclosure Statute v. Insider Trading Rule: Different Terms, Different Definitions

A “bidder” or “offeror” under Regulation 14D is not synonymous with an “offering person” under Rule 14e-3

Bidder or offeror includes the party making the tender offer and parties “on whose behalf the tender offer is made” (i.e., participating in the tender offer)

Only the party making the tender offer is an “offering person”

The terms “bidder,” “co-bidder” and “offeror” do not appear in Rule 14e-3

“Co-bidder” status under Regulation 14D is irrelevant to liability under Rule 14e-3

SEC Chose Not to Use “Bidder” in Rule 14e-3

Originally Proposed Rule 14e-2(a)

It shall constitute a fraudulent, deceptive or manipulative act or practice within the meaning of section 14(e) of the Act for any person, who knows or has reason to believe that a bidder will make a tender offer for securities of a class of securities of a specific subject company, and who has received such information directly or indirectly from such bidder, to purchase or cause to be purchased any security or any option to purchase any security of such subject company if such bidder has not made a public announcement of its intention to make such tender offer…

Tender Offers, 44 Fed. Reg. 9956, 9987 (Feb. 15, 1979).

Final Rule 14e-3(a)

If any person has taken a substantial step or steps to commence, or has commenced, a tender offer (the “offering person”), it shall constitute a fraudulent, deceptive or manipulative act or practice within the meaning of section 14(e) of the Act for any other person who is in possession of material information relating to such tender offer which information he knows or has reason to know is nonpublic and which he knows or has reason to know has been acquired directly or indirectly from:

(1) The offering person,

(2) The issuer of the securities sought or to be sought by such tender offer, or (3) Any officer, director, partner or employee or any other person acting on behalf of the offering person or such issuer…

45 Fed. Reg. at 60,418. (Sept. 12, 1980).

SEC Chose Not to Use “Offeror” in Rule 14e-3

The SEC intended the term “offeror” to be distinct from “offering person”

In the same 1999 rulemaking in which the SEC adopted Reg. M-A and the definition of “offeror,” the agency also amended multiple rules under Regulation 14D and Regulation 14E that relate to tender offers

In that same rulemaking, the SEC amended Rule 14e-5 to include the term “offeror,” but did not similarly amend Rule 14e-3

SEC Chose Not to Use “Offeror” in Rule 14e-3

The SEC expressly did not intend for the adoption of Regulation

M-A or related rules to affect the operation of Rule 14e-3

“Our goals in proposing and adopting these changes are to promote communications with security holders and the markets, minimize selective disclosure, harmonize inconsistent disclosure requirements and alleviate unnecessary burdens associated with the compliance process, without a reduction in investor protection.” 63 FR 67331.

Referring to amendments liberalizing communication rules, the SEC stated that “[o]ur exemptions permitting earlier communications do not in any way alter the liability traditionally imposed on insider trading.

See Rules 10b-5 and 14e-3 (17 CFR 240.14e-3). Rule 14e-3 applies when a person ‘has taken a substantial step or steps to commence, or has commenced, a tender offer,’ so the timing of this rule is not affected by the new regulatory scheme.” 63 FR 67331.

Investors Lose Under Defendants’ Theory

If “offering person” were synonymous with “bidder” or “offeror,” the investor protection objectives of Rule 14e-3 would be gutted

“There would be little to distinguish this case from the next case . .

. [where] a bidder tips three hedge funds, calling each its ‘co-bidder,’ and they buy 25% of the target in the 10-day window before they all file Schedule 13Ds. If that works, an even more aggressive bidder will eventually link up with a dozen hedge funds, and then can buy majority control of the target during the

10-day window.”

Professor John C. Coffee Jr., Allergan and the Odd Couple (Plaintiffs’ Ex. 114).

The SEC could not have intended to adopt a definition of “offering person” that produces this result—yet that is Defendants’ position

Pershing Square Is Not An “Offering Person”

Q. I’m asking whose decision it is whether to match any third-party proposal. That’s completely Valeant’s decision?

A. Yeah, we — we will make the decision on how much we’ll pay, and if we choose not to increase our offer, he is free to vote for the other transaction.

Pearson Dep. (Plaintiff’s Ex. 1) at 147:8-19 (discussing February 25, 2014 Relationship Agreement (Plaintiffs’ Ex. 34)).

Pershing Square is free to support a different offer if a better one comes along

Pershing Square Is Not An “Offering Person”

Valeant retained full control of the tender offer

Valeant retained final discretion to make the bid and set its terms

(Feb. 25, 2014 Agreement (Plaintiffs’ Ex. 34), § 1(d))

Pershing Square’s contribution of financing towards the tender offer was entirely within Valeant’s discretion (Plaintiffs’ Ex. 34, § 2(a));

Pearson Dep. (Plaintiffs’ Ex. 1) at 152:2-10; 152:24-153:3)

Valeant is not putting Mr. Ackman or anyone else from Pershing

Square on the board of the combined company. (Pearson Dep.

(Plaintiffs’ Ex. 1) at 208:14-209:13)

Valeant has fully indemnified Pershing Square for any liability (July

17 Valeant 13D (Plaintiffs’ Ex. 36))

Pershing Square Is Not An “Offering Person”

If Defendants’ conduct is found lawful, “then a loophole has been created [in Rule 14e-3] that is roughly the size of the Washington Square Arch.”

Professor John C. Coffee Jr., Allergan and the Odd Couple.

Irreparable Harm

Irreparable Harm to Plaintiffs: Now Is the Time

“[I]n corporate control contests the stage of preliminary injunctive relief, rather than post-contest lawsuits, ‘is the time when relief can best be given.’”

Piper v. Chris-Craft Indus., Inc., 430 U.S. 1, 42 (1977) (quoting Electronic Specialty Co. v. International Controls Corp., 409 F.2d

937, 947 (2d Cir. 1969) (Friendly, J.))

Irreparable Harm to Plaintiffs: Now Is the Time

“[O]nce the tender offer has been consummated it becomes difficult, and sometimes virtually impossible to ‘unscramble the eggs.’ On the other hand, preliminary relief does not, in assuring that the offer will be lawfully made, sacrifice the legitimate desires of shareholders to accept the offer. If the offeror is subsequently vindicated after a trial on the merits, the offer may be renewed.”

MAI Basic Four, Inc. v. Prime Computer, Inc., 871 F.2d 212, 218 (1st Cir. 1989).

Irreparable Harm: The SEC’s View

The SEC agrees:

“Equitable remedies” may be “necessary” to remedy intentional violations of the Williams Act where the “illegal conduct had permitted the defendant to obtain a sufficient number of shares to inhibit competing tender offers or merger proposals … absent [a] remedy removing the wrongfully obtained blocking position, stockholders could be irreparably harmed and the defendant would be permitted to benefit from its wrongful conduct.”

SEC Litig. Release No. 953, 24 S.E.C. Docket 439.

Courts Routinely Enjoin Voting Illegal Shares

“It would certainly fall within the parameters of traditional injunctive relief to preclude [insider trader] from voting any illegally acquired stock in a contest for control of ICN.”

ICN Pharmaceuticals, Inc. v. Khan, 2 F.3d 484, 491 (2d Cir. 1993).

Equitable relief is necessary where “by reason of the large block of stock acquired by [the defendant]…[it] has an advantage over any other potential offeror.”

Hanna Mining Co. v. Norcen Energy Res. Ltd., 574 F. Supp. 1172, 1202

(N.D. Ohio 1982).

Court found irreparable harm to company and stockholders from illegally obtained blocking position that inhibited competing offers.

Gen. Steel Indus. Inc. v. Walco Nat’l Corp., 1981 WL 17552, at *6

(E.D. Mo. Nov. 24, 1981).

Courts Routinely Enjoin Voting Illegal Shares

Court preliminarily enjoined defendant from voting shares at stockholder meeting.

Chicago Stadium Corp. v. Scallen, 530 F.2d 204 (8th Cir. 1976).

Court issued injunction prohibiting defendant from voting shares affirmed; defendant should not enjoy “the fruits of obtaining [company] shares illegally.”

Chris-Craft Indus. v. Piper Aircraft Corp., 516 F.2d 172, 181 (2d Cir. 1975).

Defendants who likely violated Sections 14(d) and 14(e) were preliminarily enjoined from “voting any shares … previously acquired, or using such shares to control or affect the management of” the target.

Koppers Co., Inc. v. Am. Express Co., 689 F. Supp. 1371, 1407-08 (W.D. Pa. 1988).

Court preliminarily enjoined “right to vote stock” acquired in violation of Rule 10b-5.

Tully v. Mott Supermarkets, Inc., 337 F. Supp. 834, 852 (D.N.J. 1972).

The Vote Is “No Big Deal”?

Defendants’ claim that their proposal to remove six directors “does not actually put any new member on the board” is disingenuous (Opp. at 14)

Under Section 223(c) of the Delaware corporate code, holders of 10% of the shares can ask the court to order an election if less than a majority are in office

Defendants have publicly stated that this is their plan

Pershing Square July 23, 2014 Presentation (Plaintiffs’ Ex. 154) at 26.

Defendants fail to mention this in their brief

Irreparable Harm to Plaintiffs

If a preliminary injunction is not granted:

Defendants will benefit from their illegal conduct

The legitimate shareholders’ votes will be diluted

Other shareholders who might have opposed Defendants’ proposals will be deterred from participating

The company will be subjected to a tainted vote on issues of critical importance

Shareholders will have to vote without full information

Other potential bidders will be deterred from making a better offer for the company

These harms cannot be remedied after the fact, which is why preliminary relief is preferred in this context

Balance of Hardships

Balance of Hardships Tips Sharply in Plaintiffs’ Favor

The “harm” Defendants complain about is self-inflicted:

Pershing Square began purchasing Allergan stock in February

If Pershing Square wanted to elect different directors or amend the bylaws, it could have made those proposals at the

May 6 Annual Meeting, just like any other shareholder

But to do that, Pershing Square would have had to disclose the fact that it was now an Allergan shareholder—which would have alerted the market to Defendants’ undisclosed plan

Defendants cannot claim “harm” from a situation they voluntarily created in furtherance of their unlawful activities

Playing Field Has Already Been Tilted

Defendants’ illegally acquired shares will give them a leg up by changing the nature of the playing field for the proxy contest

Pershing Square’s illegally acquired toehold deters alternative bidders from stepping forward

Toehold distorts decisions of other shareholders who would otherwise be inclined to side with management

Balance of Hardships Sharply in Plaintiffs’ Favor

If a preliminary injunction is granted:

The Special Meeting will still take place on December 18

The company’s legitimate stockholders can still vote at the Special Meeting

Defendants can still solicit and vote proxies once they make the necessary disclosures

There will be an annual meeting in or around May 2015

The only “harm” Defendants will suffer is that they will not be able to use their illegally obtained shares now (which is a situation they created for themselves)

Defendants do not cite a single case denying injunctive relief on this basis; no court has ever found that the equities are in favor of the inside trading defendant

Balance of Hardships Sharply in Plaintiffs’ Favor

Courts have routinely concluded that the balance of equities favors Plaintiffs in similar circumstances

Koppers Co. v. American Express Co., 689 F. Supp. 1371, 1407

(W.D. Pa. 1988) (“[U]nless immediately enjoined, the apparent violations of the Williams Act will result in immediate injury which cannot be adequately remedied in an action for damages.”)

Chicago Stadium Corp. v. Scallen, 530 F.2d 204, 208 (8th Cir.

1976) (affirming order enjoining defendant from voting his shares)

Chambers v. Briggs & Stratton Corp., 863 F. Supp. 900, 906-07

(E.D. Wis. 1994) (enjoining defendant from voting any proxy solicited before October 1, 1994, at annual shareholder meeting).

Public Interest

The Public Interest Supports Injunctive Relief

Allowing parties to benefit from insider trading does not serve the public interest

If Defendants succeed in taking over the company, they will likely never be held accountable

This will become a roadmap for other parties to follow, to the detriment of ordinary investors

Public confidence in the market will be eroded

This is exactly why courts have granted preliminary injunctive relief in this context for decades

Unclean Hands

Defendants’ “Unclean Hands” Defense Fails

Defendants have not shown any “inequitable conduct” by Allergan

Allergan’s independent board, after extensive consultation with experts, has expressed serious concerns about the viability of Valeant’s business model, its opaque accounting practices, and its lack of organic growth

Many independent analysts have expressed the same concerns, both before and after Allergan did so

Allergan’s board is entitled—if not required—to explain those concerns to the stockholders to whom they owe fiduciary duties

Defendants’ “Unclean Hands” Defense Fails

Even if it had any factual support, Defendants’ argument is legally irrelevant

“Unclean hands” requires a direct nexus between the alleged misconduct and the relief sought

S. Cal. Darts Ass’n v. Zaffina, 762 F.3d 921 (9th Cir. 2014) (unclean hands “doctrine pertains only to misdeeds that have an immediate and necessary relation to the equity that [a plaintiff] seeks in respect of the matter in litigation”)

Courts have rejected the proposition that a plaintiff’s proxy disclosure failures can excuse the defendant’s insider trading

Ninth Circuit: “unclean hands” will not defeat injunctive relief when doing so would be against the public interest

EEOC v. Recruit U.S.A., Inc., 939 F.2d 746, 753 (9th Cir. 1991)

Nothing Plaintiffs have done excuses Defendants’ insider trading

Standing

Allergan Has Standing under Rule 14e-3

Every court to consider the issue has held that a target corporation has standing to seek injunctive relief under Rule 14e-3—regardless of whether it traded at all

Burlington Indus., Inc. v. Edelman, 666 F. Supp. 799, 806, 813

(M.D.N.C. 1987)

“A target corporation, such as Burlington, has standing to seek equitable relief under sections 13 and 14 of the Exchange Act.” Id. at 806.

“As previously discussed, a target company has standing to assert an insider trading violation under Rule 14e-3.” Id. at 813.

Essex Chem. Corp. v. Gurit-Heberlein AG, 1988 U.S. Dist. LEXIS

19515, at *14-15 (D.N.J. June 24, 1988)

“A target company has standing to assert an insider trader violation under

[Rule 14e-3].” Id.

Defendants cite no cases holding to the contrary

Allergan Has Standing under Rule 14e-3

Courts recognize that the target company is often in the best position to seek injunctive relief to vindicate the rights of all stockholders:

“[The] Court’s quest must be for what will best accomplish the purposes of the legislature. …The superior resources of the corporation … can be vital in this [tender offer] context where remedial action must be speedy and forceful.”

Electronic Specialty Co. v. International Controls Corp., 409 F.2d 937, 946 (2d Cir. 1969).

Allergan Has Standing under Rule 14e-3

What about Defendants’ proposed “contemporaneous-trading” limitation?

Originates from cases in which stockholders seek damages under Section 10(b) and Rule 10b-5

See Wilson v. Comtech Telecommunications Corp., 648 F.2d 88, 94

(2d Cir. 1981); Neubronner v. Milken, 6 F.3d 666, 669-70 (9th Cir.

1993).

No court has extended a contemporaneous-trading requirement to an insider-trading suit under Section 14(e) and Rule 14e-3 brought by an issuer for injunctive relief

Allergan Has Standing under Rule 14e-3

Brody Does Not Apply to Injunctive Relief Claims Under Section 14 and Rule 14e-3

The “duty to disclose or abstain” in Rule 14e-3 is intended to protect all of the target company’s stockholders—not just those who traded contemporaneously

When third-party institutions use inside information to acquire large toe-holds in the target company—as Pershing Square did here—they “manipulate[] the tender offer process” (Brody, 280

F.3d at 1004)

This harms all stockholders by diluting their votes and forcing them to make a distorted choice

Conclusion

Valeant took “substantial steps” to commence a tender offer at the time of Pershing Square’s trades

Pershing Square is not an “offering person”

Allowing Pershing Square to vote its illegally obtained shares will cause irreparable harm to Allergan and its stockholders

The balance of equities and public interest favor granting a preliminary injunction

Plaintiffs have standing to seek injunctive relief under Section 14(e) and Rule 14e-3

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